CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Optigenex, Inc.

We hereby consent to the incorporation of our report dated, April 13, 2007 included in this 2007 Annual Report on Form 10-KSB, on the financial statements of Optigenex, Inc. as of December 31, 2006 and for the year then ended, into the Company’s previously filed Registration Statement on Form S-8 (No. 333-133942).

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 14, 2008